Exhibit 99.1

TD North Tower 77 King Street West, Suite 4140 Toronto, Ontario, Canada M5K 1E7 TELEPHONE: (416) 601-0808 FACSIMILIE: (888) 900-4123

Arkados Group, Inc.

211 Warren Street, Suite 320

Newark, New Jersey 07103

Attention:	Mr. Terrence DeFranco – Chairman and Chief Executive Officer

February 27, 2017

Dear Sirs:

We are pleased to advise ARKADOS that the Investment Committee has approved the financing, subject to the outstanding conditions precedent as set out in the term sheet (the “Term Sheet”) dated November 29, 2016 and as accepted and executed by ARKADOS on December 16, 2016 (all capitalized terms shall have the meaning ascribed to them in the Term Sheet unless otherwise stated).

The Senior Secured Collateralized Convertible Notes shall be governed by the terms and conditions contained in a loan and security agreement (the “Loan Agreement”) between ARKADOS and AIP, and related security and financing documents, instruments, and agreements, all in customary form and substance satisfactory to AIP (collectively, the “Loan Documentation”), to be prepared once we receive your confirmation of the terms of this commitment letter (“Commitment Letter”) and receipt of the Commitment Fee and any other fees payable pursuant to the Term Sheet.

Upon your acceptance of this Commitment Letter, we will instruct our legal counsel to begin preparation of the requisite Loan Documentation. Until that documentation has been finalized and executed, nothing in the Term Sheet, this Commitment Letter, or any other correspondence or documentation exchanged to date shall constitute an obligation on the part of AIP. Furthermore, by signing this Commitment Letter you acknowledge and confirm your continuing obligations under the “Privacy”, “Indemnification”, “Fees and Expenses”, “Governing Law and Jurisdiction” and “Nature of Term Sheet” sections of the Term Sheet, each of which are binding on you.

If you wish to proceed, please sign this letter in the space provided below and return it to us, before 4:00 PM EST on Tuesday, February 28, 2017. If you fail to do so by such date and time, this Commitment Letter shall expire automatically without further force or effect.

We look forward to working together with you towards closing.

Yours very truly,

AIP

Per:

Agreed and accepted this 28th day of February, 2017

ARKADOS

Per: